Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Fibrocell Science, Inc.

Exton, PA

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2012, except for Note 5, which is as of September 6, 2012, relating to the consolidated financial statements of Fibrocell Science, Inc. (formerly known as Isolagen, Inc.), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

Houston, Texas

October 26, 2012